EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
April 23, 2008

CULLEN/FROST REPORTS FIRST QUARTER
RESULTS AND TIMING OF EARNINGS CONFERENCE CALL

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported first quarter 2008 net income of $52.8 million, up 11.6 percent compared to first quarter 2007 earnings of $47.3 million. On a per-share basis, earnings for the quarter were $.89 per diluted common share, up 14.1 percent from the $.78 per diluted common share reported a year earlier. The first quarter of 2007 results included $5.3 million in expenses relating to the early redemption of $100 million in trust preferred securities or $.06 per diluted common share after taxes. Returns on average assets and equity for the first quarter of 2008 were 1.59 percent and 13.89 percent, respectively, compared to 1.47 percent and 13.78 percent for the same quarter the previous year.

"I am pleased to report another quarter of strong results for our company," said Dick Evans, chairman and CEO of Cullen/Frost. "For the first quarter, we saw good increases in fee income from trust and insurance operations, and growth in business volumes, as both loans and deposits were up over the first quarter of 2007. Credit quality continues to be manageable and capital levels are favorable in comparison to our peers. While competition in the Texas markets we serve continues to be brisk, this is a great state and an exceptional place for business.

"Especially as the U.S. economy undergoes a contraction, I remain confident in the resilience of the Texas economy. We are committed to staying close to our customers and to providing them with the very best service and products. As always, I am deeply grateful to our outstanding people, who bring the Frost brand to life every day, while taking great care of our customers."

For the first quarter of 2008, net interest income on a taxable-equivalent basis increased 2.8 percent to $134.8 million, compared to the $131.1 million reported for the first quarter of 2007. Average loans for the quarter were up 6.9 percent to $7.9 billion, from the $7.4 billion reported a year earlier. Average deposits for the quarter were $10.4 billion, up 1.4 percent from the $10.3 billion reported in the first quarter of 2007.

Other noted financial data for the first quarter follows:

w

Net interest income on a taxable-equivalent basis increased 2.8 percent to $134.8 million, from the $131.1 million reported a year earlier. This increase primarily resulted from an increase in the average volume of interest earning assets, an increase in the number of days in the first quarter of 2008 due to leap year and an increase in the net interest margin. The net interest margin was 4.67 percent, an increase of two basis points from the 4.65 percent reported in the first quarter of last year. When compared to the fourth quarter of 2007, the net interest margin decreased three basis points from 4.70 percent, due in part to rate cuts of 200 basis points by the Federal Reserve during the first quarter of 2008.

w

   Non-interest income for the first quarter of 2008 increased 4.7 percent to $70.2 million, from the $67.1 million reported a year earlier.
   Trust fees increased 8.1 percent to $18.3 million from the $16.9 million reported in the first quarter of 2007. The increase was primarily a result of an $892 thousand increase in the level of investment fees, which are generally assessed based on the market values of trust assets that are managed and held in custody. These values were $24.4 billion at the end of the first quarter of 2008. Also impacting the increase was growth in the number of new trust accounts since last year. Oil and gas trust management fees were also up $628 thousand from the first quarter of 2007.
   Service charges on deposits were $19.6 million, up 4.0 percent compared to the same quarter a year ago. Impacting this rise was a $475 thousand increase in service charges on commercial accounts, related to an increase in treasury management fees. A drop in the earnings credit rate for commercial accounts, compared to a year earlier, impacted treasury management fees. When interest rates are lower, customers earn less credit for their deposit balances, and this, in turn, increases the amount of service charges to be paid for through fees. Insurance commissions and fees were $11.2 million for the quarter, an increase of 5.0 percent from the $10.6 million reported for a year earlier. This increase was due to an increase in commission income, up $673 thousand.
   Other income increased 3.4 percent from the first quarter of last year, to $14.3 million. This increase was due, in part, to a $1.9 million gain related to the Visa Inc. initial public offering. The gain resulted from a partial redemption of the Corporation's Visa shares. The first quarter of last year included $1.1 million recognized from the collection of interest and other charges from loans charged-off in prior years.

w

Non-interest expense for the first quarter of 2008 was $120.0 million, down from the $122.1 million reported for the first quarter of 2007. Salaries and related employee benefits were up 4.7 percent over the same period a year ago, due primarily to normal annual merit increases and the addition of new employees. Furniture and equipment was $9.0 million, which was up $2.0 million from the same quarter last year. Most of this increase was due to increases in depreciation expense, and software-related maintenance and amortization expense, which were impacted by upgrades to retail banking technology and teller systems. Other expenses were down $6.9 million from the first quarter last year. Most of this decrease was the result of $5.3 million in expenses recognized in the first quarter last year relating to the early redemption of $100 million in trust preferred securities.

w

For the first quarter of 2008, the provision for possible loan losses was $4.0 million, compared to net charge-offs for the quarter of $3.8 million. The loan loss provision for the first quarter of 2007 was $2.7 million, compared to net charge-offs of $2.6 million. Non-performing assets at quarter end were $36.6 million, compared to $50.5 million a year earlier and $29.9 million the previous quarter. The allowance for possible loan losses as a percentage of loans was 1.15 percent at March 31, 2008, compared to 1.29 percent at the end of the first quarter of 2007 and 1.19 percent at December 31, 2007.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, April 23, 2008, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a "listen only" mode at 1-800-944-6430. Digital playback of the conference call will be available after 2:00 p.m. CT until midnight Sunday, April 27,2008 at 800-642-1687 with Conference ID # of 43253237. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the website, www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE:CFR) is a financial holding company, headquartered in San Antonio, with assets of $13.8 billion at March 31, 2008. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates more than 100 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is one of the largest banks headquartered in Texas, with a legacy of helping Texans with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

   Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

   Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

w	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation's assessment of that impact.
w	Changes in the level of non-performing assets and charge-offs.
w	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
w	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
w	Inflation, interest rate, securities market and monetary fluctuations.
w	Political instability.
w	Acts of God or of war or terrorism.
w	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
w	Changes in consumer spending, borrowings and savings habits.
w	Changes in the financial performance and/or condition of the Corporation's borrowers.
w	Technological changes.
w	Acquisitions and integration of acquired businesses.
w	The ability to increase market share and control expenses.
w	Changes in the competitive environment among financial holding companies and other financial service providers.
w	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
w

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

w	Changes in the Corporation's organization, compensation and benefit plans.
w

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

w	Greater than expected costs or difficulties related to the integration of new products and lines of business.
w	The Corporation's success at managing the risks involved in the foregoing items.

   Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2008	2007

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

CONDENSED INCOME STATEMENTS

Net interest income	$129,880	$130,760	$130,624	$129,520	$127,833
Net interest income(1)	134,767	135,269	134,704	133,095	131,127
Provision for possible loan losses	4,005	3,576	5,784	2,650	2,650
Non-interest income:
Trust fees	18,282	18,009	17,749	17,694	16,907
Service charges on deposit accounts	19,593	21,044	20,696	20,147	18,831
Insurance commissions and fees	11,158	5,979	7,695	6,545	10,628
Other charges, commissions and fees	6,931	7,949	10,772	6,979	6,858
Net gain (loss) on securities transactions	(48)	15	--	--	--
Other	14,312	13,387	13,844	12,655	13,848

Total non-interest income	70,228	66,383	70,756	64,020	67,072

Non-interest expense:
Salaries and wages	55,138	54,069	52,996	51,203	51,714
Employee benefits	14,113	9,945	10,727	11,997	14,426
Net occupancy	9,647	10,198	9,509	9,483	9,634
Furniture and equipment	8,950	8,870	8,793	8,230	6,928
Intangible amortization	2,046	2,162	2,184	2,188	2,326
Other	30,146	28,906	29,358	29,541	37,059

Total non-interest expense	120,040	114,150	113,567	112,642	122,087

Income before income taxes	76,063	79,417	82,029	78,248	70,168
Income taxes	23,283	24,717	25,566	24,619	22,889

Net income	$52,780	$54,700	$56,463	$53,629	$47,279

PER SHARE DATA

Net income - basic	$0.90	$0.94	$0.97	$0.90	$0.79
Net income - diluted	0.89	0.93	0.95	0.89	0.78
Cash dividends	0.40	0.40	0.40	0.40	0.34
Book value at end of quarter	26.85	25.18	23.74	22.99	23.64

OUTSTANDING SHARES

Period-end shares	58,747	58,662	58,423	59,074	59,972
Weighted-average shares - basic	58,538	58,387	58,439	59,324	59,676
Dilutive effect of stock compensation	520	598	731	810	919
Weighted-average shares - diluted	59,058	58,985	59,170	60,134	60,595

SELECTED ANNUALIZED RATIOS

Return on average assets	1.59%	1.65%	1.72%	1.66%	1.47%
Return on average equity	13.89	15.18	16.44	15.40	13.78
Net interest income to average earning assets(1)	4.67	4.70	4.69	4.72	4.65

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2008		2007

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$7,918	$7,560	$7,436	$7,455	$7,404
Earning assets	11,605	11,422	11,340	11,248	11,349
Total assets	13,382	13,169	13,026	12,923	13,058
Non-interest-bearing demand deposits	3,518	3,483	3,567	3,505	3,541
Interest-bearing deposits	6,876	6,765	6,685	6,593	6,711
Total deposits	10,394	10,248	10,252	10,098	10,252
Shareholders' equity	1,529	1,429	1,363	1,396	1,392

Period-End Balance:
Loans	$8,013	$7,769	$7,461	$7,412	$7,459
Earning assets	11,874	11,556	11,492	11,257	11,405
Goodwill and intangible assets	556	558	560	562	564
Total assets	13,794	13,485	13,167	12,949	13,176
Total deposits	10,728	10,530	10,096	10,177	10,280
Shareholders' equity	1,577	1,477	1,387	1,358	1,418
Adjusted shareholders' equity(1)	1,513	1,484	1,445	1,445	1,466

ASSET QUALITY

($ in thousands)
Allowance for possible
loan losses	$92,498	$92,339	$92,263	$96,071	$96,144
as a percentage of
period-end loans	1.15%	1.19%	1.24%	1.30%	1.29%

Net charge-offs	$3,846	$3,500	$9,592	$2,723	$2,591
Annualized as a percentage
of average loans	0.20%	0.18%	0.51%	0.15%	0.14%

Non-performing assets:
Non-accrual loans	$28,642	$24,443	$21,356	$45,503	$46,769
Foreclosed assets	7,944	5,406	5,023	4,222	3,715

Total	$36,586	$29,849	$26,379	$49,725	$50,484
As a percentage of:
Total loans and
foreclosed assets	0.46%	0.38%	0.35%	0.67%	0.68%
Total assets	0.27	0.22	0.20	0.38	0.38

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based
Capital Ratio	9.98%	9.96%	10.07%	10.14%	10.41%
Total Risk-Based
Capital Ratio	12.55	12.59	12.83	13.25	13.54
Leverage Ratio	8.51	8.37	8.01	8.10	8.31
Equity to Assets Ratio (period-end)	11.43	10.95	10.53	10.49	10.76
Equity to Assets Ratio (average)	11.42	10.85	10.46	10.80	10.66

(1) Shareholders' equity excluding accumulated other comprehensive income(loss).

                                                                                ###